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                                                                    EXHIBIT 4(m)



                                AMENDMENT NO. 1

                      FIRST AMENDMENT TO THIRD AMENDED AND
                      RESTATED REVOLVING CREDIT AGREEMENT


     THIS FIRST AMENDMENT, dated as of the 12th day of February, 1998, by and between Newcor, Inc., a Delaware corporation, of Bloomfield Hills, Michigan (herein collectively called "Company") and Comerica Bank, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

                                  WITNESSETH:

     WHEREAS, Company and Bank desire to amend that certain Third Amended and Restated Revolving Credit Agreement dated as of January 15, 1998, entered into by and between Company and Bank (herein called "Agreement");

     NOW, THEREFORE, it is agreed that the Agreement is amended as follows:

     1.    The first sentence of the definition of "Base Net Worth" set forth in
Section 1 of the Agreement is amended to read in its entirety as follows:

           "'Base Net Worth' shall initially mean $22,500,000."

     2. The following sentence is added to the end of the definition of "EBITDA" set forth in Section 1 of the Agreement:

           "In determining EBITDA for any period ending on or prior to April 30, 1999, Deco Grand, Inc., Deco Technologies, Inc., Deco International, Inc. and Turn-Matic, Inc. shall be deemed to have been consolidated Subsidiaries of Company as of February 1, 1998 (unless Company has not consummated the acquisition of any such entity prior to April 30, 1998, in which case such entity shall not be deemed to have been a consolidated Subsidiary for purposes of determining EBITDA as of February 1, 1998). In addition, in determining EBITDA the results of the operations for Deco Grand, Inc., Deco Technologies, Inc., Deco International, Inc. and Turn-Matic, Inc. shall be based on the period from the date of consummation of the acquisition by Company of the applicable entity and adjusted with respect to any partial quarter to yield a 'quarterly' result (e.g. if the acquisition of Deco Grand, Inc. occurs on March 15, 1998, the results for Deco Grand, Inc. for the period from March 15, 1998 through April 30, 1998 shall be multiplied by 2 to give a 'quarterly' result)."

     3. The definition of "Net Worth" set forth in Section 1 of the Agreement is amended to read in its entirety as follows:

           "'Net Worth' of any person, as of any applicable measuring date, shall mean an amount computed in accordance with generally accepted accounting principles consistently applied and based on the latest published fiscal quarter or year-end balance sheet for such person, by subtracting total liabilities from total assets, but adjusted to exclude to the extent such items impact the Company's consolidated financial statements after February 10, 1998 (i) charges related to legal proceedings, (ii) charges related to restructuring activities, (iii) gains or losses on sales of businesses or operations and (iv) income or losses from divested or discontinued operations."

     4. The following definition of "Permitted Refinancing Subordinated Indebtedness" is hereby added to Section 1 of the Agreement in alphabetical order:

           "'Permitted Refinancing Subordinated Indebtedness' shall mean indebtedness of Company the issuance of which is approved by Bank and which is issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Senior Subordinated Notes; provided that: (i) the principal amount of such Permitted Refinancing Subordinated Indebtedness does not exceed the principal amount of plus accrued interest on the Senior Subordinated

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      Notes (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Subordinated Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Senior Subordinated Notes; and (iii) such Permitted Refinancing Subordinated Indebtedness is subordinated in right of payment to Company's indebtedness to Bank on terms at least as favorable to Bank as those contained in the documentation governing the Senior Subordinated Notes."

     5. The following definition of "Weighted Average Life to Maturity" is hereby added to Section 1 of the Agreement in alphabetical order:

           "'Weighted Average Life to Maturity' shall mean, when applied to any indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such indebtedness."

     6.    The following Section 6.2A is hereby added to the Agreement:

           "6.2A On a Consolidated statement basis, maintain as of January 31, 1998:

            (i)  A Debt Service Coverage Ratio of not
                 less than 1.5 to 1.0;

            (ii) A Net Worth of not less than
                 $22,500,000; and

          (iii) A Debt to Capitalization Ratio of not more than .85 to 1.0."

     7. Sections 6.2 and 6.5 are amended to add the words "beginning with the fiscal quarter ending April 30, 1998" before the word "maintain" and Section
6.5 is amended to change the word "Capital" to "Capitalization".

     8.    Section 6.3 is amended to read in its entirety as follows:

           "6.3 On a Consolidated statement basis beginning with the fiscal quarter ending April 30, 1998, maintain as of the end of each fiscal quarter, a Debt Service Coverage Ratio of not less than 1.5 to 1.0."

     9.    Section 6.4 is amended to read in its entirety as follows:

           "6.4 On a Consolidated statement basis, beginning with the fiscal quarter ending April 30, 1998, maintain as of the end of each fiscal quarter a Funded Debt to EBITDA Ratio of not more than the following amounts during the periods specified below:


           Present through October 30, 1998                6.0 to 1.0
           October 31, 1998 through October 30, 1999       5.5 to 1.0
           October 31, 1999 and thereafter                 4.5 to 1.0"


     10.   Section 7.11 is amended to read in its entirety as follows:

           "7.11 Amend or modify any of the terms of the Note Documents or purchase, redeem or prepay any of the Senior Subordinated
      Notes; provided, however, Company may redeem or prepay the Senior Subordinated Notes (i) with the net proceeds received by Company from the issuance of

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      capital stock of the Company and (ii) with the net proceeds received by Company from the issuance of Permitted Refinancing Subordinated Indebtedness."

     11. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.7 and 5.9 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.8 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

     12. This Amendment shall be effective upon execution of this Amendment by Company and Bank, execution by the Guarantors of the attached Acknowledgment and payment by Company to Bank of a non-refundable amendment fee in the amount of $60,000.

     13. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

     WITNESS the due execution hereof on the day and year first above written.


      COMERICA BANK                              NEWCOR, INC.



      By: /s/ Timothy P. Ashley                  By: /s/ W. John Weinhardt
      -------------------------                  -------------------------
                                                   W. John Weinhardt

      Its: Vice President                        Its: President


                                                 By: /s/ John J. Garber
                                                 -----------------------
                                                   John J. Garber

                                                 Its: Treasurer


                                 ACKNOWLEDGMENT





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     The undersigned accept and agree to the Amendment No. 1 to the Third
Amended and Restated Revolving Credit Agreement and agree to the continued effectiveness of the Guaranty originally executed and delivered to Comerica Bank by the undersigned on January 15, 1998.

                                           ROCHESTER GEAR, INC.



                                           By: /s/ W. John Weinhardt
                                           --------------------------
                                               W. John Weinhardt

                                           Its: Chairman



                                           By: /s/ John J. Garber
                                           ----------------------
                                               John J. Garber

                                           Its: Treasurer



                                           ENC CORP.



                                           By: /s/ W. John Weinhardt
                                           -------------------------
                                               W. John Weinhardt

                                           Its: Chairman



                                           By: /s/ John J. Garber
                                           ----------------------
                                               John J. Garber

                                           Its: Treasurer





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                                           PLASTRONICS PLUS, INC.



                                           By: /s/ W. John Weinhardt
                                               ---------------------
                                               W. John Weinhardt

                                           Its: Chairman



                                           By: /s/ John J. Garber
                                               ------------------
                                               John J. Garber

                                           Its: Treasurer



                                           NEWCOR M-T-L, INC.



                                           By: /s/ W. John Weinhardt
                                               ---------------------
                                               W. John Weinhardt

                                           Its: Chairman



                                           By: /s/ John J. Garber
                                               ------------------
                                               John J. Garber

                                           Its: Treasurer




















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